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                                                                   Exhibit 10.28

                                      CSX

                       LONG TERM INCENTIVE CASH PROGRAM


                         Performance Period 2000-2002
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     1.  Purpose. The CSX Long Term Incentive Cash Program (the "Program") for
the 2000-2002 Performance Period is intended to provide long term cash incentives to select management employees to improve CSX's financial performance, and to reward such employees with a cash payment if CSX's performance pursuant to the terms of the Program are met. The Program shall be operated as Performance Grants under the provisions of Section 8 of the CSX Omnibus Incentive Plan.

     2. Definitions. As used in the Program, the following terms have the meanings indicated below. All other capitalized terms have the definitions in the CSX Omnibus Incentive Plan:

          (a) "Award Matrix" means a matrix which contains the Performance Goals selected by the Committee for the Performance Period and other objective factors necessary to determine the amount, if any, of the Long Term Award for the Performance Period.

          (b) "Cash Unit" means a unit with a value of $1.00 that is designated as part of a Long Term Grant.

          (c) "Long Term Award" means a payment of cash at the end of the Performance Period based on the terms of the Long Term Grant.

          (d) "Long Term Grant" means a grant of Cash Units to a Participant under the Program.

          (e) "Participant" means any employee of CSX or a Subsidiary who receives a Long Term Grant under the Program.

          (f) "Peer Group" means a group of public companies that the Committee determines to be appropriate competitors of CSX for purposes of performance comparison. During a Performance Period, the Peer Group shall be adjusted as the Committee determines is required due to mergers or other corporate events affecting companies in the Peer Group.

          (g) "Performance Period" means a three fiscal-year period. The Performance Period shall commence on January 1, 2000.

          (h) "Performance Rank" means a ranking of CSX in comparison to the Peer Group with respect to one or more Performance Criteria for the Performance Period.

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          (i) "Plan" means the CSX Omnibus Incentive Plan.

          (j) "Program" means the CSX Long Term Incentive Cash Program for the 2000-2002 Performance Period.


3.   Participation.

          (a) All present and future management employees of CSX or a Subsidiary shall be eligible to receive Long Term Grants under the Program. The Committee shall have the power and complete discretion to select eligible employees to receive Long Term Grants and to determine for each employee the terms and conditions of each Long Term Grant.

          (b) A person who becomes eligible to participate at any time after the commencement of a Performance Period or a Participant whose employment terminates during a Performance Period because of death, Retirement, or Disability shall be eligible to receive a pro rata Long Term Grant based on the ratio that the Participant's number of full months of participation during the Performance Period bears to the number 36. A Participant who is removed from the original position held when the Long Term Grant was made or whose employment terminates during the Performance Period for reasons other than death, Retirement, Disability, or involuntary separation for reasons other than Cause shall forfeit any outstanding Long Term Grant, unless otherwise provided by the Committee.

          (c) A Participant in this Program shall be eligible to participate in other cash incentive or profit sharing plans established or maintained by CSX or any Subsidiary. No award under any other incentive or profit sharing plan maintained by CSX may be made contingent, in whole or in part, on the Participant not receiving payment of a Long Term Award under this Program.


4.   Determination of Awards.

         (a) Before or within ninety days of the beginning of each Performance Period, the Committee will select one or more Performance Criteria, the appropriate Performance Goals for the Performance Criteria, and number of Cash Units for each Participant with respect to which a Long Term Grant may be made. The Committee's determinations shall be set forth in an Award Matrix. The Committee shall consult with senior management executives of CSX to the extent deemed appropriate by the Committee. Performance Criteria may be used singularly or in combination, as the Committee determines. The Award Matrix will fix the objective components for determining whether a Long Term Award will be paid and, if so, the amount of the Long Term Award. Long Term Awards shall be based on a percentage of each Participant's Cash Units for the Performance Period if and to the extent the Performance Goal is achieved. The amount payable to a Participant for the Performance Period will be determined from the Award Matrix as a percentage of the Cash Units if the actual performance under a Performance Goal is within the range fixed by the Committee for the Performance Period

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     to generate a payment under the Award Matrix. As determined by the
     Committee, Performance Criteria shall be calculated in accordance with public financial statements of CSX and the Peer Group

          (b) The Committee may establish such threshold requirements for the payment of a Long Term Award as the Committee shall deem appropriate. Once fixed, the Performance Criteria and Performance Goals for a Performance Period may not be modified as to a Covered Employee, except as provided in
     Section 4(d).

          (c) Before any Long Term Award may be paid for a Performance Period, the Committee shall certify in writing that the Performance Goals and any other requirements of the Program have been satisfied for the Performance Period.

          (d) Even though the Performance Goals have been met, the Committee may reduce or eliminate entirely any Long Term Award to a Participant if the Committee determines that such action is in the best interests of CSX. Any action by the Committee under this Section 4(d) shall be conclusive and binding on CSX and the Participant.

          (e) It is the intent of the Committee that this Program and any Long Term Grant satisfy, and be interpreted in a manner to satisfy, the applicable requirements of Code Section 162(m) with respect to a Covered Employee. If any provision of this Program or if any Long Term Grant would otherwise conflict with the expressed intent of this Section 4(e), that provision shall be interpreted so as to avoid such conflict to the extent possible.

     5. Payment of Long Term Awards. All Long Term Grants will be paid in cash.

     6. Administration. The Committee shall administer the Program under the terms and conditions of the Plan.

     7. Effective Date of the Program. The effective date of the Program is January 1, 2000.

     8. Amendment and Termination. This Program shall continue until the end of the 2002 fiscal year. The Program may be amended or terminated as provided under the Plan.

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